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Exhibit 99

                                                                 PR NEWSWIRE


               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE THIRD QUARTER OF FISCAL 2014


Red Bank, N.J. August 13, 2014 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the third quarter of fiscal 2014 which appear below compared with the third quarter of fiscal 2013.

                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2014   Ended 7/31/2013      Change
                            ---------------   ---------------    ----------
Total Royalty Income          $4,462,842         $4,687,351       - 4.79%
Net Income                    $4,287,987         $4,456,386       - 3.84%
Distributions per Unit          $0.46              $0.49          - 6.12%


The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties under the two agreements are shown in the table below comparing the third quarters of fiscal 2014 and 2013. Gas royalties under both the Mobil and OEG Agreements for the third quarter of fiscal 2014 were lower than gas royalties for the third quarter of fiscal 2013 due to lower gas sales and lower gas prices.
The impact of these negative factors was partially offset by increases in the average exchange rates.

                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2014   Ended 7/31/2013      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               7.738             8.102            - 4.49%
Gas Prices (Ecents/Kwh)(2)      2.3661            2.7651            -14.43%
Average Exchange Rate (3)       1.3577            1.3090            + 3.72%
Gas Royalties                 $2,855,047        $3,368,452          -15.24%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 24.194            24.436            - 0.99%
Gas Prices (Ecents/Kwh)         2.4367            2.7696            -12.02%
Average Exchange Rate           1.3577            1.3048            + 4.05%
Gas Royalties                 $1,287,867        $1,457,094          -11.61%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers


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Trust expenses for the third quarter of fiscal 2014 decreased 22.88% or
$53,265 to $179,518 in comparison to $232,783 for the prior year's equivalent period. This decline in expenses is due to the absence of current costs following the completion of legal work by the Trust coordinating with EMPG in the response to a tax inquiry directed at EMPG. Additionally, Trust expenses were lower due to reduced Trustee fees as specified according to the Trust Agreement.


                              Nine Months        Nine Months      Percentage
                            Ended 7/31/2014    Ended 7/31/2013      Change
                            ---------------    ---------------    ----------

Total Royalty Income          $15,104,824        $16,531,549       - 8.63%
Net Income                    $14,386,796        $15,774,941       - 8.80%
Distributions per Unit           $1.56              $1.72          - 9.30%


The previously declared distribution of 46 cents per unit will be paid on August 27, 2014 to owners of record as of August 15, 2014. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.